Certain identified information has been excluded from this exhibit because it is both (1) not material and (2) would likely cause competitive harm to the registrant if publicly disclosed.

AMENDMENT TO THE
ADVISORS SERIES TRUST
AMENDED AND RESTATED CUSTODY AGREEMENT

THIS AMENDMENT, to the Amended and Restated Custody Agreement, dated as of December 6, 2012 (the “Agreement”), is entered into by and between Advisors Series Trust, a Delaware statutory trust (the “Trust”) and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into a Custody Agreement; and

WHEREAS, the parties desire to amend the Agreement to add the Stewart Investors Worldwide Leaders Sustainability Fund to its series; and

WHEREAS, Article XV, Section 15.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend Exhibit KK to add the following series of Advisors Series Trust:

The Stewart Investors Worldwide Leaders Sustainability Fund is hereby added to Exhibit KK attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

ADVISORS SERIES TRUST	U.S. BANK N.A.

By: ______________________________	By: ______________________________
Printed Name: Jeffrey T. Rauman	Printed Name:
Title: President	Title: Senior Vice President
Date:____________________________	Date:____________________________

Exhibit KK to the Separate Series of Advisors Series Trust Amended and Restated Custody Agreement

Name of Series Date Added
First Sentier Global Listed Infrastructure Fund on or after September 22, 2020
First Sentier American Listed Infrastructure Fund on or after December 4, 2020
Stewart Investors Worldwide Leaders Sustainability Fund on or after May 28, 2021

Custody Services Fee Schedule at September 2020

Annual Fee Based Upon Market Value per Fund*
[ ] basis point on average daily market value of all long securities and cash held in the portfolio
Minimum annual fee per fund – $[ ]
Plus portfolio transaction fees

Portfolio Transaction Fees
$[ ] – Book entry DTC transaction, Federal Reserve transaction, principal paydown
$[ ] – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
$[ ] – Option/SWAPS/future contract written, exercised or expired
$[ ] – Mutual fund trade, Margin Variation Wire and outbound Fed wire
$[ ] – Physical security transaction
$[ ] – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.

Miscellaneous Expenses
Including but not limited to expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges and extraordinary expenses based upon complexity.

Additional Services
Additional fees apply for global servicing.
$500 per Sub Advisor or Segregated custody account per year
No charge for the initial conversion free receipt.
Overdrafts – charged to the account at prime interest rate plus 2 unless a line of credit is in place.

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average.
Fees are calculated pro rata and billed monthly.

Advisor’s Signature not needed, because the fees are not changing.

Exhibit KK (continued) to the Separate Series of Advisors Series Trust Amended and Restated Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule

Exhibit KK (continued) to the Separate Series of Advisors Series Trust Amended and Restated Custody Agreement

Additional Global Sub-Custodial Services Annual Fee Schedule (continued)

A monthly base fee per account (fund) will apply based on the number of foreign securities held.
[ ]–[ ] foreign securities: $[ ]; [ ]–[ ] foreign securities: $[ ]; Over [ ] foreign securities: $[ ]
Euroclear – Eurobonds only. Eurobonds are held in Euroclear at a standard rate, but other types of securities (including but not limited to equities, domestic market debt and mutual funds) will be subject to a surcharge. In addition, certain transactions that are delivered within Euroclear or from a Euroclear account to a third party depository or settlement system, will be subject to a surcharge.
For all other markets specified in above grid, surcharges may apply if a security is held outside of the local market.

Miscellaneous Expenses
Tax reclaims that have been outstanding for more than 6 (six) months with the client will be charged $50 per claim.
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain Miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate. SWIFT reporting and message fees.